Exhibit 10.1

712 Vista Blvd #305

Waconia, MN 55387

+1 952-479-1196

www.panbela.com

September 23, 2024

Jennifer K. Simpson

765 Warren St.

Westfield, NJ 07090-4447

Dear Jennifer:

Panbela Therapeutics, Inc. (the “Company”) thanks you for your past service. We consider your continued service and dedication to the Company essential to our success. To incentivize you to remain employed with the Company we are pleased to offer you a revised retention bonus as described in this letter agreement.

In appreciation of your past contributions, and as an inducement for you to continue your employment with the Company through at least December 31, 2025, the Company is making you eligible to earn a total retention bonus of $361,284, less applicable withholdings (the “Retention Bonus”). Your eligibility to earn and receive the Retention Bonus is in addition to your ordinary base salary, incentive compensation and benefits, and subject to all terms and conditions identified in this letter agreement.

In order to earn $227,085 of the Retention Bonus, you must remain employed by the Company from the date of this letter agreement through the earliest of: (a) the date the Company achieves an unrestricted cash balance in excess of $10,000,000; (b) December 31, 2025; (c) the date the Company terminates your employment without Cause before December 31, 2025 (subject to you signing and not rescinding a release of claims); or (d) the date a “Change in Control” (as defined in the Company’s 2016 Omnibus Incentive Plan, as amended and restated, the “2016 Plan”) is completed with respect to the Company; (in each case, the “First Vesting Date”).

In order to earn the remaining $54,281 of the Retention Bonus, you must remain employed by the Company from the date of this letter agreement through the earliest of: (a) the date the Company’s ASPIRE trial completes interim analysis; (b) December 31, 2025; (c) the date the Company terminates your employment without Cause before December 31, 2025 (subject to you signing and not rescinding a release of claims); or (d) the date a Change in Control is completed with respect to the Company; (in each case, the “Second Vesting Date”).

If earned, each portion of the Retention Bonus will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the applicable vesting date or, if earlier, within thirty (30) days thereafter. Notwithstanding the foregoing, if your employment with the Company is terminated by you for any reason or by the Company for “Cause” (as defined in the 2016 Plan), and your employment separation date is on or before the applicable vesting date, then you will not earn or receive, and forfeit any right to earn or receive, any unpaid portion of the Retention Bonus.

Exhibit 10.1

This letter agreement does not modify the at-will employment relationship between you and the Company. The Company and you each retain the right to terminate your employment with the Company, with or without notice, at any time and for any or no reason.

All matters relating to the interpretation and enforcement of this letter agreement will be governed by the laws of the State of Minnesota. This letter agreement may not be assigned by you. The Company may assign this letter agreement to any successor, parent or affiliate of the Company without further consent by you.

This letter agreement contains the entire agreement and understanding between the Company and you with respect to your eligibility for further retention payments as of the date hereof or any other form of retention-based compensation. This letter agreement may not be modified or amended except in a written amendment signed by you and an authorized representative of the Company.

Thank you again for your past and continued service to the Company!

Sincerely,

/s/ Susan Horvath

Susan Horvath

VP of Finance and CFO[Title]

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this letter agreement as set forth above.

/s/ Jennifer K. Simpson	Date:	September 27, 2024
Jennifer K. Simpson